As filed with the Securities and Exchange Commission on July 25, 2024

Registration No. 333-280504

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED HEALTH PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	3842	84-1517723
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

520 Fellowship Road, Suite #D-406

Mt. Laurel, NJ 08054

(475) 755-1005

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Brian Thom

Chief Executive Officer

520 Fellowship Road, Suite #D-406

Mt. Laurel, NJ 08054

(475) 755-1005

 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Gavin Grusd, Esq.

Dominick Ragno, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

15th Floor, East Tower

Uniondale, NY 11556

(516) 663-6600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

United Health Products, Inc. is filing this Amendment No. 3 (this “Amendment”) to its Registration Statement on Form S-1 (Registration Statement No. 333-280504) (the “Registration Statement”) solely to file a new Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the referenced exhibits. The prospectus and the balance of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered. None of these costs or expenses will be borne by the selling stockholders. All amounts shown are estimates except for the Securities and Exchange Commission, or “SEC,” registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$338.74
Legal fees and expenses	20,000	*
Accounting fees and expenses	2,500	*
Miscellaneous expenses	500	*
Total	$23,338.74	*

*	Estimated, as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

United Health Products, Inc. is incorporated under the laws of the State of Nevada and is generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS. Our articles of incorporation and bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our articles of incorporation and bylaws also provide that we may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions by us since January 1, 2021, involving the unregistered issuance and redemption of our common equity securities. We issued all of the securities listed below in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended as a transaction by an issuer not involving any public offering:

In January of 2021, the Company issued 33,390,000 shares of Company common stock to officers, consultants and legal counsel upon the vesting and settlement of RSUs.

On February 5, 2021, the Company issued 100,000 shares of Company common stock to a consultant with a value of $1.11 per share as compensation for services to the Company.

On February 16, 2021, the Company issued 100,000 shares of Company common stock to a note holder with a value of $0.85 per share to settle a conversion of $85,000 of debt.

On March 30, 2021, the Company sold 125,000 shares of Company common stock to a non-affiliated investor with a value of $0.80 per share for $100,000 in a private placement.

Between January and March 31, 2021, the Company issued 2,300,250 shares of Company common stock to officers, consultants and legal counsel with a value of $0.50 per share to settle the conversion of promissory notes payable at fair value of $1,151,626.

Between January and March 31, 2021, the Company issued 177,835 shares of Company common stock to officers in satisfaction of debt and accrued liabilities of $153,523, valued at $188,713.

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In or around April of 2021, the Company issued 325,000 shares of Company common stock to legal counsel upon the vesting and settlement of RSUs.

On June 30, 2021, the Company issued 37,996 shares of Company common stock to a note holder with a value of $0.80 per share to settle the conversion of notes and accrued interest of $30,396.

On July 21, 2021, the Company issued 300,000 shares of Company common stock to Steven Saffran with a value of $1.04 per share as settlement of $312,000 in connection with litigation.

Between August and September 30, 2021, the Company sold 370,455 shares of Company common stock to unaffiliated investors with a value of $0.88 per share for $326,000 in a private placement.

In September of 2021, the Company issued 200,000 shares of Company common stock to a consultant upon the vesting and settlement of RSUs.

On October 15, 2021, the Company sold 61,000 shares of Company common stock to Triton Fund LLC with a value of $0.88 per share for $53,802 pursuant to a stock purchase agreement.

In or around November of 2021, the Company issued 1,240,250 shares of Company common stock to officers and consultants in satisfaction of $617,625 of accrued liabilities, valued at $1,017,005.

In or around November of 2021, the Company issued 35,000 shares of Company common stock to legal counsel upon the vesting and settlement of RSUs.

In or around November of 2021, the Company issued 125,000 shares of Company common stock to officers and consultants with a value of $0.82 per share as compensation for services to the Company.

In or around January 2022, the Company issued 6,252 shares of Company common stock to a consultant in satisfaction of $3,126 of accrued liabilities.

In or around February of 2022, the Company sold 184,028 shares of Company common stock to unaffiliated investors with a value of $0.42 per share for $77,292 in a private placement.

In or around February of 2022, the Company issued 20,000 shares of Company common stock to legal counsel as compensation for $10,200 worth of services to the Company.

In or around April of 2022, the Company issued 625,000 shares of Company common stock to officers and consultants in satisfaction of $187,500 of accrued liabilities.

In or around April of 2022, the Company issued 625,000 shares of Company common stock to officers and consultants as compensation for $300,000 worth of services to the Company.

In or around September of 2022, the Company issued 525,000 shares of Company common stock to officers and consultants as compensation for $173,250 worth of services to the Company.

Between August 2, 2022 through August 31, 2022, the Company paid $50,000 to repurchase 142,857 shares of common stock and received 2,085,258 shares of common stock from its former Chief Executive Officer in connection with his remaining $808,781 disgorgement settlement obligation with the SEC. The aggregate amount of 2,228,115 shares of common stock were cancelled.

In or around September of 2022, the Company issued 466,667 shares of Company common stock to a consultant in satisfaction of $140,000 of accrued liabilities.

In or around September of 2022, the Company issued 75,000 shares of Company common stock to White Lion as consideration for $9,856, net of legal fees, in connection with the CSPA.

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In or around September of 2022, the Company issued 757,576 shares of Company common stock to White Lion as consideration for a commitment fee of $250,000 in connection with the CSPA.

In or around November or 2022, the Company issued 827,397 shares of Company common stock to a noteholder to settle convertible debt of $200,000 of accrued liabilities and $6,849 of accrued interest, respectively.

In or around December of 2022, the Company issued 570,000 shares of Company common stock to White Lion as consideration for $113,089 in connection with the CSPA.

In or around January of 2023, the Company issued 937,500 shares of Company common stock to officers and consultants in satisfaction of $187,500 of accrued liabilities.

In or around January of 2023, the Company sold 1,135,000 shares of Company common stock to White Lion as consideration for $249,399 in connection with the CSPA.

In or around February of 2023, the Company sold 1,000,000 shares of Company common stock to White Lion as consideration for $202,733 in connection with the CSPA.

In or around March of 2023, the Company sold 800,000 shares of Company common stock to White Lion as consideration for $144,890 in connection with the CSPA.

In or around March of 2023, the Company issued 1,850,000 shares of Company common stock to Philip Forman as settlement of $462,500 in connection with litigation.

In or around April of 2023, the Company issued 979,688 shares of Company common stock to officers and consultants in satisfaction of $156,750 of accrued liabilities.

In or around April of 2023, the Company sold 450,000 shares of Company common stock to White Lion as consideration for $86,524 in connection with the CSPA.

In or around May of 2023, the Company sold 800,000 shares of Company common stock to White Lion as consideration for $139,797 in connection with the CSPA.

In or around June of 2023, the Company sold 2,300,000 shares of Company common stock to White Lion as consideration for $589,506 in connection with the CSPA.

In or around August of 2023, the Company sold 500,000 shares of Company common stock to White Lion as consideration for $123,035 in connection with the CSPA.

In or around September of 2023, the Company sold 530,000 shares of Company common stock to White Lion as consideration for $124,358 in connection with the CSPA.

In or around October of 2023, the Company sold 480,000 shares of Company common stock to White Lion as consideration for $112,334 in connection with the CSPA.

In or around November of 2023, the Company sold 650,000 shares of Company common stock to White Lion as consideration for $156,501 in connection with the CSPA.

In or around December of 2023, the Company sold 1,500,000 shares of Company common stock to White Lion as consideration for $329,046 in connection with the CSPA.

In or around January of 2024, the Company sold 600,000 shares of Company common stock to White Lion as consideration for $122,627 in connection with the CSPA.

In or around February of 2024, the Company sold 850,000 shares of Company common stock to White Lion as consideration for $164,973 in connection with the CSPA.

In or around March of 2024, the Company sold 600,000 shares of Company common stock to White Lion as consideration for $103,625 in connection with the CSPA.

In or around April of 2024, the Company sold 1,100,000 shares of Company common stock to White Lion as consideration for $183,082 in connection with the CSPA.

In or around May of 2024, the Company sold 150,000 shares of Company common stock to White Lion as consideration for $22,031 in connection with the CSPA.

In or around June of 2024, the Company sold 150,000 shares of Company common stock to White Lion as consideration for $20,476 in connection with the CSPA.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The documents set forth below are filed herewith or incorporated by reference to the location indicated.

3.1	Articles of Incorporation of the Company dated February 28, 1997 (1)

3.2	Amendment to Articles of Incorporation (1)

3.3	Bylaws of the Company (2)

3.4	August 2015 Amendment to Articles of Incorporation (3)

4.1+	Form of Convertible Promissory Note Subscription Agreement

4.2+	Form of Amendment to Convertible Promissory Note Subscription Agreement

5.1+	Opinion of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 23.2 hereof)

10.1	Services Agreement with Louis Schiliro (4)

10.2	Restricted Stock Unit Agreement - Louis Schiliro (5)

10.3	Services Agreement with Brian Thom (6)

10.4	Restricted Stock Unit Agreement - Brian Thom (6)

10.5	Services Agreement with Kristofer Heaton (7)

10.6	Restricted Stock Unit Agreement - Kristofer Heaton (7)

10.7	Amendment to Restricted Stock Unit Agreement - Brian Thom (8)

10.8	Restricted Stock Unit Agreement - Robert Denser (8)

10.9	Stock Purchase Agreement dated September 1, 2022 between the Company and White Lion Capital LLC (9)

10.10	Amendment to Stock Purchase Agreement dated January 25, 2023 (10)

10.11	Second Amendment to Stock Purchase Agreement dated June 20, 2024 (11)

21	Subsidiaries of the Registrant - none

23.1*	Consent of MAC Accounting Group, LLP

23.2+	Consent of Ruskin Moscou Faltischek, P.C.

24.1+	Power of Attorney (included on the signature page of this Registration Statement)

99.1	2019 Employee Benefit and Consulting Services Compensation Plan (12)

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101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107.1+	Filing Fee Table

*	Filed herewith.
+	Previously filed.

(1)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended September 30, 2014.

(2)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2022.

(3)	Incorporated by reference to Form 8-K dated August 7, 2015 - date of earliest event filed on August 10, 2015.

(4)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2018.

(5)	Incorporated by reference to the Company’s Form 10-K for the year ended December 31, 2018.

(6)	Incorporated by reference to the Form 8-K dated December 2, 2020.

(7)	Incorporated by reference to the Form 8-K dated January 11, 2021.

(8)	Incorporated by reference to the Form 8-K dated June 23, 2022.

(9)	Incorporated by reference to the Form 8-K dated September 1, 2022.

(10)	Incorporated by reference to the Company’s Form 10-K for the year ended December 31, 2022.

(11)	Incorporated by reference to the Form 8-K dated June 25, 2024.

(12)	Incorporated by reference to Form S-8 dated November 1, 2019.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mount Laurel, New Jersey on the 25th day of July, 2024.

United Health Products, Inc.

By:	/s/ Brian Thom
Brian Thom
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the undersigned, thereunto duly authorized, in Mount Laurel, New Jersey on the 25th day of July, 2024.

Signature:	Title:	Date:

/s/ Brian Thom	Chief Executive Officer and Director	July 25, 2024
Brian Thom	(Principal Executive Officer)

*	Vice President, Finance	July 25, 2024
Kristofer Heaton	(Principal Finance and Accounting Officer)

*	Director	July 25, 2024
Robert Denser

* Brian Thom, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signed above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of the persons referenced above.

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